Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207199

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 30, 2015)

Corporate Name Change

Effective on April 25, 2019, First Mid-Illinois Bancshares, Inc. amended its Restated Certificate of Incorporation to change its name to First Mid Bancshares, Inc. As a result, the company’s Amended and Restated Dividend Reinvestment Plan is now the First Mid Bancshares, Inc. Amended and Restated Dividend Reinvestment Plan. All references in the Amended and Restated Dividend Reinvestment Plan are modified to refer to First Mid Bancshares, Inc.

Please note that the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “First Mid Bancshares, Inc.” The terms and conditions of the plan similarly will not be affected by the name change.

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The date of this Prospectus Supplement is April 30, 2019

PROSPECTUS
FIRST MID-ILLINOIS BANCSHARES, INC.
1421 Charleston Avenue, Mattoon, Illinois 61938 (217) 234-7454

300,000 Shares
Common Stock, Par Value $4.00 Per Share, and Common Stock Purchase Rights
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
The Amended and Restated Dividend Reinvestment Plan (the “Plan”) described in this Prospectus offers the holders (“Stockholders”) of common stock, par value $4.00 per share (“Common Stock”), and preferred stock, no par value per share (“Preferred Stock”), of First Mid-Illinois Bancshares, Inc. (the “Company”) a simple and convenient method of purchasing additional shares of Common Stock without brokerage commissions or fees of any kind. The Company will also bear all other costs of administering the Plan. Stockholders of the Company who participate in the Plan (“Participants”) will have the cash dividends paid on all of their shares of Common Stock or Preferred Stock automatically reinvested in shares of Common Stock.
This Prospectus relates to 300,000 shares of Common Stock of the Company registered for sale under the Plan. Shares of Common Stock acquired for the Plan will be purchased from the Company directly (either newly issued or treasury shares) or in the open market. The purchase price of shares purchased from the Company will be the market price per share, as further described herein, on the date of the Board Meeting prior to dividend date. The purchase price of shares purchased in the open market will be the weighted average price per share paid for all of the shares purchased for the Plan with the proceeds of a single dividend. Stockholders who do not elect to participate in the Plan will continue to receive dividends, as declared and paid, by check or advice of credit. Participants will have their dividends, as declared and paid, automatically reinvested as further described in this Prospectus.
If a Stockholder is a participant in the Company’s prior Dividend Reinvestment Plan (the “Old Plan”), the Stockholder has been enrolled automatically in the Plan. The shares of the Company’s Common Stock that the Stockholder held in the Old Plan have been transferred automatically to the Plan.
The Common Stock is listed on The NASDAQ Stock Market under the ticker “FMBH.” An interested investor may find information about the market makers through the contact information on page 4. The investment considerations on deciding whether to purchase the Common Stock offered under the Plan pursuant to this Prospectus are discussed in the “Risk Factors” section of this Prospectus on page 4.
This Prospectus should be retained for future references.
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Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
The shares of Common Stock offered hereby are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
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The date of this Prospectus is September 30, 2015

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and in documents subsequently incorporated by reference and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than the securities to which this Prospectus relates. This Prospectus does not constitute an offer to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company or of the Plan or that the information contained herein is correct as of any time subsequent to this date.

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WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington D.C. 20549. The public can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and through our Internet site at http://www.firstmid.com.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2014;
(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;
(3)	our Current Reports on Form 8-K filed January 28, 2015; February 2, 2015; April 30, 2015; May 29, 2015; June 19, 2015 and August 14, 2015;
(4)	all other reports filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since the year ended December 31, 2014; and
(5)	the description of the Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on April 30, 2014.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Tel: (217) 258-0493
Attn: Shareholder Relations

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as discussions of the Company’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many uncertainties including: changes in interest rates, general economic conditions and those in the Company’s market area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios and the valuation of the investment portfolio, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the “Risk Factors” of this prospectus and elsewhere in this filing and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.
FIRST MID-ILLINOIS BANCSHARES, INC.
We are a financial holding company, incorporated in Delaware on September 8, 1981, engaged in the business of banking through our wholly-owned subsidiary First Mid-Illinois Bank & Trust, N.A. In addition to engaging in banking activities, we provide data processing services to affiliates through another wholly-owned subsidiary, Mid-Illinois Data Services, Inc. We offer insurance products and services to customers through our wholly-owned subsidiary, The Checkley Agency, Inc. We also own two statutory business trusts, First Mid-Illinois Statutory Trust I and First Mid-Illinois Statutory Trust II, both unconsolidated subsidiaries.
We and our subsidiaries, collectively, employed 409 people on a full-time equivalent basis as of June 30, 2015, and added 84 full-time equivalent employees on August 14, 2015 upon closing on our acquisition of 12 bank branches from Old National Bank. None of the employees are covered by a collective bargaining agreement with us. We offer a variety of employee benefits to our employees.
We have chosen to operate in three primary lines of business - community banking and wealth management through First Mid-Illinois Bank & Trust, N.A. and insurance brokerage through The Checkley Agency, Inc. Of these, for the period from January 1, 2014 to December 31, 2014, the community banking line contributed approximately $63.4 million, or approximately 91% of our total revenues. Within the community banking line, we serve commercial, retail and agricultural customers with a broad array of deposit and loan related products. The wealth management line provides estate planning, investment and farm management services for individuals and employee benefit services for business enterprises. The insurance brokerage line provides commercial lines insurance to businesses as well as homeowner, automobile and other types of personal lines insurance to individuals. All three lines emphasize a “hands on” approach to service so that products and services can be tailored to fit the specific needs of existing and potential customers. Management believes that by emphasizing this personalized approach, we can, to a degree, diminish the trend towards homogeneous financial services, thereby differentiating us from competitors and allowing for slightly higher operating margins in each of the three lines.
First Mid-Illinois Bank & Trust, N.A. is regulated by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and its deposits are insured up to the applicable limits under the Bank Insurance Fund of the Federal Deposit Insurance Corporation. First Mid-Illinois Bancshares, Inc. is regulated by the Board of Governors of the Federal Reserve System.
Our registered office is located at 1421 Charleston Avenue, Mattoon, Illinois 61938; telephone number: (217) 234-7454.

Our authorized capital stock currently consists of 18,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of June 30, 2015, we had issued and outstanding 8,422,017 shares of Common Stock. As of June 30, 2015, we had issued and outstanding 5,500 shares of Preferred Stock.
PROSPECTUS SUMMARY
The following summary of this Prospectus is provided for your convenience and is not intended to be complete. This summary is qualified in its entirety by the detailed information set forth elsewhere in this Prospectus including the documents incorporated by reference into this Prospectus.

Use of Proceeds
General corporate purposes, including advances to or investments in subsidiaries. Management, however, has discretion in determining the actual manner in which net proceeds will be applied. The precise use, amounts and timing of the application of the proceeds will depend upon, among other things, the funding requirements of its subsidiaries, the availability of other funds, and the existence of business opportunities.

Purpose of the Plan
The purpose of the Plan is to provide participating Stockholders with a simple and convenient method of investing cash dividends paid by the Company on its shares of Common Stock and Preferred Stock into additional shares of Common Stock without incurring brokerage fees or commissions.

Eligibility for Dividend Reinvestment
Any person or entity who is a record holder of Common Stock and Preferred Stock is eligible to participate in the Plan, provided that the stockholder completes and signs the Dividend Reinvestment Plan Enrollment Form. If a Stockholder was a participant in the Old Plan, the Stockholder has been enrolled automatically in the Plan.

Securities Offered Under the Plan	Shares of Common Stock are offered under the Plan pursuant to the terms and conditions of the Plan, as described in Questions 9-12 of the Plan, inclusive.

Purchase Price
The market price of a share of Common Stock on the date of the Board meeting prior to the dividend date. The purchase price will vary depending on whether the Common Stock is purchased from the Company or on the open market. See Question 13 of the Plan for a definition of the term “Market Price.”

Purchase Date
The Agent will use dividend proceeds to purchase Common Stock as soon as possible, but not later than 30 days after the dividend payment date, except as necessary to comply with federal securities laws.

Plan Administrator
Computershare Trust Company, N.A. administers the Plan for the Company, serves as agent for Participants, keeps records, sends account statements to Participants and performs other duties for the Plan (the “Agent”). See Question 4 of the Plan for additional information regarding the Agent.

USE OF PROCEEDS
If the Agent purchases newly issued shares or treasury shares of Common Stock from the Company for use under the Plan, the Company intends to use substantially all of the net proceeds from such sales for general corporate purposes, including advances to or investments in subsidiaries. Management, however, has discretion in determining the actual manner in which net proceeds will be applied. The precise use, amounts and timing of the application of the proceeds will depend upon, among other things, the funding requirements of its subsidiaries, the availability of other funds, and the existence of business opportunities.
RISK FACTORS
Investing in our Common Stock involves risk. For a discussion of the risks related to an investment in our Common Stock, please see the “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our common stock.
Risks Relating to Participation in the Plan
You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your authorization.
You will not be able to direct the specific time or price at which your shares are sold under the Plan.
Computershare Trust Company, N.A., the Agent, administers the Plan. If you instruct the Agent to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.
IF YOU HAVE QUESTIONS CONCERNING THE PLAN
Any questions regarding the Plan may be directed to either the Agent or the Company at the addresses below. If contacting the Agent, please mention First Mid-Illinois Bancshares, Inc. in all your correspondence and if you are a Participant in the Plan, give the number of your Plan account.
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078
Tel: (312) 360-5377
www.computershare.com/investor

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Tel: (217) 234-7454
Attn: Shareholder Relations

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
The following question and answer format constitutes the Plan.
Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participating Stockholders with a simple and convenient method to invest cash dividends paid on shares of Common Stock and Preferred Stock in additional shares of Common Stock without paying any brokerage commissions or service fees. Generally, cash dividends will be invested in authorized but unissued shares or treasury shares of Common Stock that are sold. The Company will sell these shares of Common Stock to Participants through the Agent. The Agent may also purchase shares of Common Stock in the open market. If the Company sells authorized but unissued shares or treasury shares of Common Stock through the Agent for use in the Plan, the Company will use the proceeds for general corporate purposes. The Company will not receive any funds from the purchase of shares of Common Stock in the open market for use in the Plan.

Eligibility

2.	Who is eligible to participate?

All Stockholders are eligible to participate in the Plan. There is no requirement to own a minimum number of shares. A beneficial owner of Common Stock or Preferred Stock whose shares are registered in another name (for instance, in the name of a broker or bank nominee) must do one of the following to participate in the Plan: (i) become holder of record by arranging for the shares to be transferred to his or her own name, or (ii) instruct the broker or bank nominee to participate in the Plan. If Stockholders have questions regarding their eligibility to participate in the Plan, they should contact the Agent at the address or telephone number provided in Question 4 below.

Advantages to Participants

3.	What are the advantages of the Plan?

	*	Participants in the Plan will gain the following advantages:
	*	the ability to purchase additional shares of Common Stock automatically through dividend reinvestment with no additional action required and without paying any brokerage commissions or service fees;
	*	the ability to sell shares of Common Stock acquired under the Plan; and
	*	the avoidance of safekeeping and record-keeping costs due to the custodial and reporting services which are provided as part of the Plan.

Administration

4.	Who administers the Plan for Participants?

Computershare Trust Company, N.A. (i) administers the Plan for the Company; (ii) serves as Agent for Participants with respect to the Plan; (iii) keeps records; (iv) sends statements of account holdings to Participants; and (v) performs other duties related to the Plan. Shares of Common Stock purchased under the Plan will be registered in the name of the Agent (or its nominee) and credited to the accounts of individual Participants. All communications to the Agent regarding the Plan should be addressed to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. The Agent may also be contacted by calling (312) 360-5377, and the Agent’s web site is located at www.computershare.com/investor.

5.	What is the responsibility of the Agent?

In administering the Plan, neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim or liability arising from: (i) the failure to terminate a deceased Participant’s account prior to receipt by the Agent of written notice of such death; (ii) the prices at which shares are purchased or sold for a Participant’s account; (iii) the time when purchases or sales are made; or (iv) any fluctuations in the market value of the Common Stock. Neither the Company nor the Agent nor their respective agents can provide any assurance of a profit or protection against a loss on any shares purchased or held for safekeeping under the Plan.

Participation

6.	How does a Stockholder participate?

A Stockholder may join the Plan at any time by completing and signing the Dividend Reinvestment Plan Enrollment Form (the “Enrollment Form”) and returning it to the address provided on the Enrollment Form. Alternatively, a Stockholder may join the Plan online through the Agent’s website, www.computershare.com/investor. The Enrollment Form may be obtained by calling or writing to the Agent.

7.	If a Stockholder is a participant in the Old Plan, does he or she need to do anything to enroll in the Plan?

If a Stockholder is a participant in the Old Plan, the Stockholder was automatically enrolled in the Plan when it replaced the Old Plan on September 30, 2015, and the Stockholder does not need to take any action to begin participating in the Plan. However, if the Stockholder wishes to change his or her participation in any way, the Agent should be contacted for instructions.

8.	When may a Stockholder join the Plan?

A Stockholder may join the Plan at any time. If the Agent receives the Enrollment Form on or before the record date established for a particular dividend, dividends will be reinvested beginning with that particular dividend. If the Agent receives the Enrollment Form after the record date established for a particular dividend, then dividends will not be reinvested until the dividend payment date related to the next dividend record date. The Company generally pays dividends semi-annually on the Common Stock in June and December and semi-annually on the Preferred Stock in April and October. For example, in the case of a June dividend paid on Common Stock, if the Agent receives an Enrollment Form from a Stockholder before the record date, the dividend will be fully reinvested. However, if the Agent receives an Enrollment Form after the dividend record date, reinvestment of dividends will begin with the December dividend paid to holders of record as of the November record date, and the Stockholder’s June dividend check will be sent directly to the Stockholder.

Features of the Plan

9.	What are the features of the Plan?

The Plan has two features: dividend reinvestment and “safekeeping.”

With respect to dividend reinvestment, Participants may elect to have dividends reinvested on only Common Stock held, only on Preferred Stock held or full dividend reinvestment which will reinvest all dividends that become payable on the account, on all stock now held, or on any future holdings.

Participants may also elect to utilize the “safekeeping” feature. The “safekeeping” feature allows Participants to request that the Agent hold for safekeeping any certificated shares of Common Stock currently held or subsequently acquired by the Participant (see Question 12 below). Once the Agent receives the properly completed and signed Enrollment Form, the Agent will reinvest the dividends paid by the Company until the Participant terminates his or her participation in the Plan. See Question 24 below for information regarding a Participant terminating participation in the Plan.

10.	How does the reinvestment of dividends work?

The reinvestment of dividends operates automatically. The Company forwards dividend payments to the Agent rather than to the Participants. The Agent then subtracts any required withholding for federal income tax purposes (see Question 23 below) from these dividend payments and reinvests the remaining amount in additional shares of Common Stock.

11.	Will the Plan automatically reinvest dividends paid on the shares of Common Stock held in Participants’ accounts under the Plan?

The Agent will receive dividends paid on all such shares held by the Plan on the dividend record date, will credit such dividends to each individual Participant’s account on the basis of full and fractional shares held under the Plan and will automatically reinvest these dividends, reduced by any required withholding for federal income tax purposes (see Question 23 below), in additional shares of Common Stock.

12.	How does the “safekeeping” service work?

In addition to retaining the shares purchased under the Plan, the Agent provides a “safekeeping” service under which any certificated shares of Common Stock sent by a Participant to the Agent for safekeeping are held for the Participant in their Plan account until the Participant requests the certificates. This safekeeping feature protects Participants against loss, theft or destruction of stock certificates. This safekeeping service is available for certificated shares of Common Stock which a Participant currently owns and for any certificated shares of Common Stock a Participant subsequently acquires.

If a Participant would like the Agent to hold shares of Common Stock which he or she currently holds or subsequently acquires, the Stockholder should send the certificates to the Agent at the address provided in Question 4 above, along with either a completed Transaction Request Form from an account statement or letter of instruction. The certificates should not be endorsed.  The Agent does not charge a fee for holding shares for safekeeping. Stockholders may at any time request that certificates be delivered to them for all or a portion of their shares held for safekeeping.

Purchase of Common Stock

13.	How will the purchase price of the shares of Common Stock to be purchased under the Plan be determined?

The Agent will generally purchase shares of Common Stock directly from the Company, in which case the purchase price of these shares will be the most recent published trade price as determined by the Board of Directors at a meeting prior to the dividend date. The Company’s board of directors will determine the market price of the Common Stock in good faith.

The price established by the Company’s board of directors may not always be the same price established by a willing buyer and a willing seller. Purchasers of Common Stock under the Plan may not be able to sell their shares at the price they paid for such shares.

The Agent may also purchase shares of Common Stock in the open market. If there is an open market for the Common Stock, the Agent will purchase the shares at the prevailing market price on the date of purchase. If shares are purchased in the open market, it is unlikely that the Agent will be able to purchase all of the shares to be purchased for Participants for a single cash dividend at the same price. The market price for the acquired shares for each Participant’s account will be the weighted average price that the Agent pays to purchase all of the shares, with the proceeds of a single cash dividend of the Company. The Agent may commingle a Participant’s funds with those of other Participants when making purchases of shares for each Participant’s account.

14.	When will the shares of Common Stock be purchased under the Plan?

The Agent will use dividend proceeds to purchase Common Stock as soon as possible, but in no event later than 30 days after the dividend payment date. However, the Agent may purchase Common Stock with dividend proceeds more than 30 days after the payment date if necessary for the Company or the Plan to comply with federal securities laws.

15.	How many shares of Common Stock will be purchased for Participants?

The number of shares to be purchased for a Participant’s account depends upon the number of shares for which dividends are to be reinvested, the amount of dividends paid on those shares (reduced by any required withholding for federal income tax purposes (see Question 23 below)) and the purchase price of the Common Stock. The Plan will credit each Participant’s account with the number of shares, including fractions computed to six decimal places, equal to the total amount to be invested divided by the purchase price per share.

Expenses under the Plan

16.	Will Participants incur any expenses in connection with purchases under the Plan?

Participants will not pay any brokerage commissions, service fees or other charges for the purchase under the Plan. There are also no charges for other normal transactions under the Plan, such as the issuance of share certificates or the termination of participation in the Plan, however a Participant is taxed on trading fees paid by the Company on a Participant’s behalf (see Question 23 below). The Agent may, however, charge for additional services requested by a Participant that are not generally provided under the Plan, including a fee for duplicate account statements.

Reports to Participants

17.	What kind of reports will be sent to Participants?

Following each purchase of shares for a Participant’s account, the Agent will mail to the Participant a statement of account showing the amount invested, the purchase price, the number of shares purchased, the service charges (which will generally be zero) and other similar information for the year-to-date. These statements will be a complete record of each Participant’s purchases. Participants should retain these statements for income tax and other purposes. Each Participant will also receive copies of all communications sent to record holders of Common Stock, including the Company’s Annual Report to Stockholders, a notice of the annual meeting, proxy statements and Internal Revenue Service (“IRS”) information for reporting dividend income received. Participants can also review their account information through the Investor Centre section of Agent’s website, www.computershare.com/investor.

All statements of account, notices and other communications from the Agent to the Participant will be addressed to the latest address of record. Therefore, it is important that the Participant promptly notify the Agent of any change of address.

Certificate Issuance

18.	Will the Company issue certificates for shares of Common Stock purchased under the Plan?

Shares purchased by the Agent for a Participant’s account will be held in the name of the Agent or its nominee. The Agent will hold these shares for safekeeping. Each Participant’s statement of account will show the number of shares credited to the Participant’s account. Actual certificates are not issued for shares while they are held under the Plan. The Agent will issue stock certificates for shares credited to a Participant’s account within five business days after receipt of a Participant’s request for certificates. Requests can be made by mail, phone or through the Agent’s website. The Agent will not issue certificates representing fractional shares under any circumstances.

19.	May a Participant receive certificated shares purchased under the Plan?

A Participant may at any time withdraw all or a portion of the whole shares credited to his or her account under the Plan and receive certificates representing these shares by mail, phone or through the Agent’s website. Following receipt of the request for a certificate, a certificate will be mailed to the Participant within five business days. In lieu of certificates, a Participant can transfer his or her shares from the Agent to his or her brokerage account through the Direct Registration System. A Participant should contact his or her broker for more information about this alternative.

The Agent will continue to invest all future dividends paid on withdrawn shares held by the Participant and on shares remaining in the Participant’s account. If a Participant requests a certificate for all shares and to terminate his or her account, a certificate will be issued and check for any fractional share will be sent (see Question 24 below).

Transfer or Sale of Shares

20.	How does a Participant sell shares in the Plan account?

A Participant may sell any shares of Common Stock held in the Plan or held by the Agent for safekeeping by notifying the Agent by mail, phone or through the Agent’s website. Shares of Common Stock held by the Participant in certificated form may also be sold through the Agent after depositing these shares with the Agent.

Upon receipt of a request to sell shares, the Agent will attempt to effectuate the requested sale as soon as practicable based on prevailing market conditions. There is a service fee of $15 and a processing fee of $0.12 per share sold. The Agent will also deduct any amount required to be withheld for income tax purposes (see Question 23 below) from the proceeds of the sale. The Agent will generally sell shares within five business days following its receipt of a request to sell. The Plan will send the Participant the proceeds from the sale as soon as is practicable following the sale of the shares.

A Participant also may choose to sell his or her shares through a stockbroker of his or her choice, in which case a Participant must first request the transfer of his or her shares from the Agent to his or her brokerage account through the Direct Registration System. Participants should contact their broker for more information.

The Company may purchase shares of Common Stock from Participants should the Company decide to do so, and so long as the Company is not in a blackout period that prohibits it from doing so. Should the Company purchase shares of Common Stock from a Participant, it will purchase the shares at the prevailing market price as determined by the Company in good faith.

21.	When will the Agent execute a sale request, and how is the price determined?

The Agent will process a Participant’s sale order promptly following receipt of, and in no event later than five trading days after, the order is received. The sale price for shares sold will not be known until the sale is completed and will be based on the weighted average price per share sold obtained in the open market as part of an aggregate order.

22.	What happens to a Participant’s Plan account if all certificated shares of Common Stock registered in the Participant’s own name are transferred or sold?

If a Participant transfers or sells all the shares of Common Stock registered in his or her name, dividends on all such shares held by the Agent in the Participant’s account under the Plan, including dividends paid on any shares held by the Agent for safekeeping, will continue to be reinvested until the Agent is notified that the Participant wishes to terminate his or her participation in the Plan.

Tax Consequences of the Plan

23.	What are the federal income tax consequences of participation in the Plan?

The following is only a summary of the tax consequences of participation in the Plan as of the date of this prospectus. Tax laws and regulations may change and this summary may not reflect every possible situation that could result from participating in the Plan. Accordingly, a Participant should consult with his or her own tax advisor with respect to the federal, state, local, foreign and withholding tax consequences applicable to the Participant’s particular situation.

In general, cash dividends paid by the Company with respect to a Participant’s shares are considered taxable income even if they are reinvested. A Participant’s cost basis for federal income tax purposes for any shares purchased through the Plan is the price at which the shares are purchased, as reflected on the Participant’s Plan statement. Trading fees paid by the Company on a Participant’s behalf also are considered taxable income and are included in the cost basis of shares purchased. The Form 1099 sent both to a Participant and the Internal Revenue Service at the end of the year shows trading fees paid by the Company.

A Participant generally will realize taxable income or loss for federal income tax purposes when the Participant sells shares held in the Plan account. A Participant’s tax basis for shares that are sold is the price paid for the shares. The price paid is reflected on a Participant’s Plan statement.

A Participant’s holding period for shares purchased through the Plan begins on the day following the applicable acquisition date of such shares.

For Participants who are subject to back-up withholding or non-U.S. investors who are subject to U.S. federal tax withholding, the amount of dividends that may be reinvested will be net of the tax withheld. Non-U.S. investors may be subject to the general withholding tax applicable to dividends paid to non-U.S. investors or the dividend tax applicable to dividend payments to certain foreign institutions under the withholding tax statute known as “FATCA.” FATCA withholding also can apply to proceeds from the sale of a non-U.S. investor’s shares if those proceeds are realized after December 31, 2016. Non-U.S. investors are responsible for filing any documentation required to obtain a reduction in, or refund of, U.S. withholding tax.

Termination of Participation in the Plan

24.	How does a Participant terminate participation in the Plan?

A Participant may terminate his or her participation in the Plan at any time by notifying the Agent by mail, phone or through the Agent’s website of his or her request to terminate participation. If a termination request is received near a record date for an account whose dividends are to be reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on the Participant’s behalf. In the event reinvestment is made, the Agent will process the termination request as soon as practicable, but in no event later than five business days after the investment is complete.

Following receipt of the notice of termination, the Agent will transfer the Participant’s shares into another book-entry account in the Participant’s name (or, at the Participant’s request, will issue a certificate for such shares) and the Participant will receive a check for the cash value of any fraction of a share of Common Stock based on the current market value (as discussed in Question 13 above) less a service fee of $15 and any processing fees.

25.	Can the Company terminate a Participant’s participation in the Plan?

Yes. If a Participant does not have at least one whole share of Common Stock credited to his account, participation in the Plan may be terminated by the Company upon written notice to the Participant. In addition, the Company reserves the right, in its sole discretion, to terminate a Participant’s participation in the Plan for any reason, after written notice is mailed in advance to the Participant. A Participant whose participation is terminated will receive the materials described in Question 24 above.

Other Information

26.	What happens if the Company has a rights offering, issues a stock dividend or declares a stock split?

If the Company gives Stockholders the right to purchase additional shares of Common Stock or other securities, the Agent will sell or direct the sale of the rights accruing to shares held in each Participant’s account. After deducting any required withholding for federal tax purposes, the Agent will apply the net proceeds of the sales to the purchase of the additional shares until the Participant terminates his or her participation in the Plan.

Any stock dividend or shares resulting from stock splits will be credited to the Participant’s account, and all dividends paid on these shares will be reinvested until the Participant terminates his or her participation in the Plan (see Question 24 above).

27.	How will a Participant’s Plan shares be voted at each meeting of Stockholders?

A Participant will be entitled to vote the shares of Common Stock held in his or her account. If a Participant holds shares under the Plan on a record date for a meeting of Stockholders, the Participant will be given access via the Internet or sent proxy materials representing both the shares registered in his or her own name and the shares held in his or her Plan account.

28.	Who bears the risk of market price fluctuations in the Common Stock?

A Participant’s investment in Common Stock pursuant to the Plan will be no different from an investment in directly-held shares. The Participant will bear the risk of loss and will realize the benefits of any gain from market price changes with respect to all shares held by him or her in the Plan or otherwise.

The shares are not deposits and are not insured by the FDIC or any other government agency. Participation in the Plan involves investment risk, including the possible loss of principal.

29.	What restrictions exist with respect to the transferability of Common Stock purchased under the Plan?

In general, no resale restrictions should apply to the resale or other transfer of shares of Common Stock purchased for a Participant under the Plan. Generally, the Agent will purchase shares of Common Stock that the Company has registered for this purpose pursuant to the federal securities laws. In either case, certain resale restrictions may apply if a Participant is an “affiliate” of the Company.

If a Participant is an affiliate of the Company, he or she may not reoffer or resell shares of Common Stock acquired under the Plan pursuant to this prospectus by use of delivery of this Prospectus. An affiliate of the Company may resell Common Stock only pursuant to a registration statement or in accordance with Rule 144 or another available exemption under the Securities Act. The Company is not required and does not currently intend to prepare and file a separate prospectus to facilitate reoffers and resales by affiliates. An “affiliate” generally includes any control person or person who, directly or indirectly, has the power to direct or cause the direction of the management and policies of the Company. Whether a person is an “affiliate” depends on all the facts and circumstances. In general, any director or 10% shareholder of the Company or any officer who performs a policy-making function of the Company is presumptively an affiliate.

30.	Can a Participant’s account balance be pledged?

No. A Participant’s right under the Plan and shares credited to the account of a Participant may not be pledged. A Participant who wishes to pledge his or her shares must request that certificates for such shares be withdrawn from the Plan and issued in his or her name.

31.	Who interprets the Plan?

The Company’s board of directors will determine any questions of interpretation that arise under the Plan. All determinations and decisions by the Company’s board of directors will be final.

32.	May the Plan be changed or discontinued?

While the Company hopes to continue the Dividend Reinvestment Plan indefinitely, the Company reserves the right to suspend, terminate or amend the Plan at any time, including during the period between a dividend record date and the projected dividend payment date. Participants will be notified of any suspension, termination or amendment of the Plan. The Company also reserves the right to terminate any Participant’s participation in the Plan at any time.

33.	What liabilities may the Company and the Agent have to a Participant in connection with the Plan?

The Plan provides that neither the Company, the Agent (including the Company if it is acting as the Plan administrator) administering the Plan, nor any agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends and failure to terminate an account upon the death of a Participant before receiving written notice of such death and a request to terminate participation from a qualified representative of the deceased. However, nothing contained herein shall affect a Participant’s right to bring a cause of action based on alleged violations of federal securities laws.

PLAN OF DISTRIBUTION
The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either authorized but unissued shares or treasury shares, or at the Company’s option, by the Agent in the open market.
The Company will pay all administrative costs and expenses associated with the Plan. In addition, the Company will pay any brokerage commissions and any applicable transfer taxes and service charges related to shares purchased under the Plan in the open market.
DESCRIPTION OF COMMON STOCK
The Company’s Restated Certificate of Incorporation authorizes the issuance of 18,000,000 shares of Common Stock, par value $4.00 per share, of which 8,422,017 shares of Common Stock were issued and outstanding as of June 30, 2015. The Company’s Common Stock is traded on The NASDAQ Stock Market under the ticker “FMBH.” All of our outstanding shares of Common Stock are fully paid and non-assessable.
Holders of our Common Stock are entitled to receive such dividends as are declared by the board of directors, which considers payment of dividends semi-annually. The ability of the Company to pay dividends, as well as fund its operations, is dependent upon receipt of dividends from First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”). Regulatory authorities limit the amount of dividends that can be paid by First Mid Bank without prior approval from such authorities. For further discussion of First Mid Bank’s dividend restrictions, which would apply to dividends on the Preferred Stock as well as our Common Stock, see Item 1 - “Business - The Company ‒ Dividends,” and Item 8 “Financial Statements and Supplementary Data” Note 16 - “Dividend Restrictions,” in our Annual Report on 10-K for the year ended December 31, 2014.
Holders of our Common Stock are entitled to one vote per share in all matters to be voted upon by shareholders. Certain amendments to our Restated Certificate of Incorporation, as amended, or the approval of certain business combinations, require the approval of at least 75% of our outstanding capital stock entitled to vote. Removal of a director from our board of directors requires the approval of at least 66 2/3% of our outstanding capital stock entitled to vote.
Holders of our Common Stock are not entitled to preemptive rights, and will be notified of any stockholders’ meeting according to applicable law. If the Company liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, our Common Stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.
EXPERTS
The consolidated financial statements of the Company and its subsidiaries, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of the Company and its subsidiaries’ internal control over financial reporting have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
Certain legal matters in connection with the Common Stock offered pursuant to the terms of the Plan and this Prospectus have been passed upon for the Company by Schiff Hardin LLP, Chicago, Illinois.